Exhibit 99.1

4300 Wildwood Parkway

Atlanta, GA 30339

1-888-502-BLUE

www.BlueLinxCo.com

Doug Goforth, CFO & Treasurer BlueLinx Holdings Inc. (770) 953-7505	Investor Relations: Maryon Davis, Director Finance & IR (770) 221-2666

FOR IMMEDIATE RELEASE

BLUELINX ANNOUNCES FIRST-QUARTER RESULTS

– Revenue Increases 16.2% to $453.7 Million for the Quarter –

ATLANTA – May 3, 2012 – BlueLinx Holdings Inc. (NYSE:BXC), a leading distributor of building products in North America, today reported financial results for the first quarter ended March 31, 2012.

Revenues increased 16.2% to $453.7 million from $390.6 million for the same period a year ago. The increase in revenue is attributable to increased unit volumes and increased underlying product prices for both product categories. Overall unit volume rose 11.2% compared to the same period a year ago, as specialty unit volume increased 12.4% and structural unit volume increased 9.4% during the quarter. The Company incurred a net loss of $11.0 million, or $0.18 per diluted share for the first quarter of 2012, compared with a net loss of $12.3 million, or $0.40 per diluted share, for the first quarter of 2011.

Gross profit for the first quarter totaled $54.2 million, up 17.2% from $46.3 million in the year-ago period, reflecting the Company’s ongoing initiatives to increase unit volumes and margins across all product categories combined with increases in underlying product prices. Gross margins increased to 12.0% from 11.8% generated in the year-ago period, reflecting growth in higher-margin specialty products. First-quarter operating expenses of $58.3 million increased $6.9 million compared to the same period a year ago, and included a $0.6 million gain from the sale of certain properties in 2012 and a $7.2 million gain from the sale of certain properties in 2011. Excluding the effect of the sale of certain properties in each period, operating expenses for the first quarter of 2012 were consistent with the same period a year ago. Reported operating loss for the quarter was $4.1 million, compared to an operating loss of $5.1 million a year ago.

“We are very pleased by the sales growth in the first quarter and encouraged by signs of strengthening economic activity and improving industry trends,” said George Judd, president and chief executive officer. “The Company narrowed its first-quarter comparable adjusted pretax loss to $11.4 million from $21.4 million in the year-ago period. Our improved first-quarter results demonstrated our ability to grow revenue while keeping adjusted operating expenses flat and expanding margins. Looking forward, the positive sales momentum experienced in the first quarter has continued into April,” Mr. Judd said.

BlueLinx 1Q ’12 Press Release

The Company’s operating results for the first quarter of 2012 and 2011, adjusted for significant special items, are shown in the following table (see accompanying financial schedules for full financial details and reconciliations of non-GAAP financial measures to their GAAP equivalents):

	Quarters Ended
in millions, except per share amounts (unaudited)	March 31, 2012	April 2, 2011
Pretax loss	$(10.8)	$(12.4)
Gain from sale of certain properties	(0.6)	(7.2)

Adjusted pretax loss before the effect of special interest items	(11.4)	(19.6)
Changes associated with the ineffective interest rate swap	—	(1.8)

Adjusted pretax loss	(11.4)	(21.4)
Adjusted benefit from income taxes	(4.2)	(8.4)

Adjusted net loss	$(7.2)	$(13.0)

Diluted weighted average shares	60.0	30.8

Adjusted diluted net loss per share applicable to common shares	$(0.12)	$(0.42)

For the quarter ended March 31, 2012, the above table reflects a gain recorded by the Company from the sale of certain properties. The adjusted benefit from income taxes reflected in the table is comprised of the Company’s effective tax rate excluding the valuation allowance related to its deferred tax assets and the tax effect of the significant special item. The valuation allowance recorded for the quarter was $4.2 million. The adjusted benefit from income taxes assumes that the Company’s deferred tax assets will be realized.

For the quarter ended April 2, 2011, the above table reflects the following events: (i) the Company recorded a gain from the sale of certain properties; and (ii) the Company recorded the effect of a reduction in the fair value of its terminated ineffective interest rate swap partially offset by the continued amortization of the accumulated other comprehensive loss related to the ineffective interest rate swap into interest expense. The adjusted benefit from income taxes reflected in the table is comprised of the Company’s effective tax rate excluding the valuation allowance related to its deferred tax assets and the tax effect of significant special items. The valuation allowance recorded for the quarter was $4.8 million. The adjusted benefit from income taxes assumes that the Company’s deferred tax assets will be realized.

Conference Call

BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors can listen to the conference call and view the accompanying slide presentation by going to the BlueLinx web site, www.BlueLinxCo.com, and selecting the conference link on the Investor Relations page. Investors will be able to access an archived recording of the conference call for one week by calling 404-537-3406, Conference ID# 73803149. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx web site, where a replay of the webcast will be available for 90 days.

BlueLinx 1Q ’12 Press Release

Use of Non-GAAP Measures

BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges or other nonrecurring events, when appropriate, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Any non-GAAP measures used herein are reconciled in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

About BlueLinx Holdings Inc.

Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 1,900 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of approximately 55 distribution centers. BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to return to profitability and our outlook on the housing industry. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of BlueLinx’ control that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that it distributes, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital, including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.

- Tables Follow -

BlueLinx Holdings Inc.

Statements of Operations

in thousands, except per share data

	Quarters Ended
	March 31, 2012	April 2, 2011
	(unaudited)	(unaudited)
Net sales	$453,708	$390,604
Cost of sales	399,476	344,335

Gross profit	54,232	46,269

Operating expenses:
Selling, general, and administrative	56,066	48,446
Depreciation and amortization	2,260	2,938

Total operating expenses	58,326	51,384

Operating loss	(4,094)	(5,115)
Non-operating expenses:
Interest expense	6,782	9,061
Changes associated with the ineffective interest rate swap, net	—	(1,751)
Other (income) expense, net	(62)	15

Loss before provision for (benefit from) income taxes	(10,814)	(12,440)
Provision for (benefit from) income taxes	205	(114)

Net loss	$(11,019)	$(12,326)

Basic weighted average number of common shares outstanding	59,987	30,844

Basic net loss per share applicable to common shares	$(0.18)	$(0.40)

Diluted weighted average number of common shares outstanding	59,987	30,844

Diluted loss per share applicable to common to common shares	$(0.18)	$(0.40)

BlueLinx Holdings Inc.

Balance Sheets

in thousands

	March 31, 2012	December 31, 2011
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$5,864	$4,898
Receivables, net	197,950	138,872
Inventories, net	250,560	185,577
Other current assets	21,441	27,141

Total current assets	475,815	356,488

Property, plant, and equipment:
Land and improvements	49,409	49,562
Buildings	95,647	95,652
Machinery and equipment	75,636	75,508
Construction in progress	1,199	741

Property, plant, and equipment, at cost	221,891	221,463
Accumulated depreciation	(100,356)	(98,335)

Property, plant, and equipment, net	121,535	123,128
Non-current deferred income tax assets, net	382	358
Other non-current assets	26,643	23,941

Total assets	$624,375	$503,915

Liabilities:
Current liabilities:
Accounts payable	$115,526	$70,228
Bank overdrafts	34,955	22,364
Accrued compensation	5,441	4,496
Current maturities of long-term debt	35,806	9,046
Deferred income taxes, net	382	382
Other current liabilities	12,215	16,558

Total current liabilities	204,325	123,074

Noncurrent liabilities:
Long-term debt	378,014	328,695
Other non-current liabilities	44,370	43,772

Total liabilities	626,709	495,541

Stockholders’ (Deficit) Equity:
Common stock	637	620
Additional paid in capital	207,788	207,626
Accumulated other comprehensive loss	(21,765)	(21,900)
Accumulated deficit	(188,994)	(177,972)

Total stockholders’ (deficit) equity	(2,334)	8,374

Total liabilities and stockholders’ (deficit) equity	$624,375	$503,915

BlueLinx Holdings Inc.

Statements of Cash Flows

in thousands

	Periods Ended
	March 31,	April 2,
	2012	2011
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(11,019)	$(12,326)
Adjustments to reconcile net loss to cash used in operations:
Depreciation and amortization	2,260	2,938
Amortization of debt issuance costs	933	447
Gain from sale of properties	(578)	(7,222)
Changes associated with the ineffective interest rate swap	—	(1,751)
Payments on modification on lease agreement	(5,000)	—
Deferred income tax benefit	(24)	(215)
Share-based compensation expense	743	816
Increase in restricted cash related to the swap, insurance, and other	(308)	(6)
Changes in assets and liabilities:
Receivables	(59,078)	(50,722)
Inventories	(64,983)	(32,062)
Accounts payable	46,726	32,083
Changes in other working capital	588	3,754
Other	709	1,458

Net cash used in operating activities	(89,031)	(62,808)

Cash flows from investing activities:
Property, plant, and equipment investments	(749)	(3,695)
Proceeds from disposition of assets	1,439	8,763

Net cash provided by investing activities	690	5,068

Cash flows from financing activities:
Repurchase of shares to satisfy employee tax withholdings	(424)	—
Repayments on the revolving credit facilities	(80,055)	(73,493)
Borrowings from the revolving credit facilities	163,268	116,762
Payment of principal on mortgage	(7,134)	—
Payments on capital lease obligations	(213)	(72)
Increase in bank overdrafts	12,591	12,582
Decrease (increase) in restricted cash related to the mortgage	2,707	(6,185)
Debt financing costs	(1,433)	—

Net cash provided by financing activities	89,307	49,594

Increase (decrease) in cash	966	(8,146)
Balance, beginning of period	4,898	14,297

Balance, end of period	$5,864	$6,151

Non Cash Transactions:
Capital leases	$32	$116

BlueLinx Holdings Inc.

Adjusted Pre-Tax Loss

in thousands, except for per share amounts

	Quarters Ended
	March 31,	April 2,
	2012	2011
	(unaudited)	(unaudited)
Pretax loss	$(10,814)	$(12,440)
Gain from sale of certain properties	(578)	(7,222)

Adjusted pretax loss before the effect of special interest items	(11,392)	(19,662)
Changes associated with the ineffective interest rate swap	—	(1,751)

Adjusted pretax loss	(11,392)	(21,413)
Adjusted benefit from income taxes	(4,192)	(8,380)

Adjusted net loss	$(7,200)	$(13,033)

Diluted weighted average shares	59,987	30,844

Adjusted diluted net loss per share applicable to common shares	$(0.12)	$(0.42)

BlueLinx Holdings Inc.

Reconciliation of GAAP Net Loss to Adjusted Net Loss

in thousands

	Quarters Ended
	March 31,	April 2,
	2012	2011
	(unaudited)	(unaudited)
GAAP net loss	$(11,019)	$(12,326)
Gain from sale of certain properties	(578)	(7,222)
Changes associated with the ineffective interest rate swap	—	(1,751)
Tax effect of selected charges	223	3,464
Valuation allowance	4,174	4,802

Adjusted net loss	$(7,200)	$(13,033)